Exhibit 99.2

PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (October 11 2017) – TriLinc Global Impact Fund (“TriLinc” or the “Company”) announced that it has approved a new trade finance sub-advisor, AMC Trade Finance Ltd. (“AMCTF”), for business expansion and socioeconomic development in Sub-Saharan Africa, broadening its existing term loan and trade finance investment capabilities in Africa, Latin America, and Southeast Asia.

TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited. Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.

TriLinc complements its global macroeconomic portfolio optimization and management with investment services from experienced sub-advisors that have established track records in target asset classes and geographies, and access to high-quality investment pipeline. Collectively, TriLinc’s eleven sub-advisors, including AMCTF, have deployed over $34 billion in developing economy debt transactions.

Africa Merchant Capital Group (“AMC”), a U.K.-based boutique merchant banking services business founded in 2012, established AMCTF in 2016 in order to implement its middle market trade finance strategy in Sub-Saharan Africa. The global regulatory environment has reduced commercial banks’ appetite to deploy funds into the African trade finance market, and non-banking sectors have insufficient capital resources, leaving the SME sector underfunded. AMCTF aims to increase the availability of trade finance for domestic and regional trade in Sub-Saharan Africa through offering a range of flexible short term trade finance product solutions. The AMCTF product range includes off-balance sheet stand-alone transactional facilities, back-to-back LC facilities, trade-receivable discounting, supplier cash payments and documentary collections. AMCTF actively works with their borrowers to understand their needs and structures solutions that complement each borrower’s operations, as well as their banking arrangements, and works alongside commercial banks that issue the letters of credit to guarantee payments.

AMCTF’s principals have over 80 years of combined experience in banking, corporate finance, trade finance, and emerging markets, including past tenures at GLI Finance, Legion Trade Finance, Barclays, Wells Fargo, Templewood Merchant Bank, Scipion Capital, First Rand Group and ABSA, and have completed over $1.5 billion in trade finance transactions. AMCTF is able to draw upon its unique expertise and networks, enabling consistent asset origination, credit structuring and risk management, and merchant financing services. TriLinc’s partnership with AMCTF will provide short term trade finance to borrowers trading into or out of most countries in Sub-Saharan Africa, including Botswana, Mauritius, Namibia, Kenya, South Africa, Nigeria, Ghana, Tanzania, Uganda, and Zambia, responding to the demand of target borrower companies in the region, and helping them achieve sustainable growth through more flexible financing options.

“Recognizing that the market for shorter dated trade finance is underserved in Sub-Saharan Africa, TriLinc has partnered with AMCTF to take advantage of the investment and impact opportunity that this type of trade finance provides for growing SMEs in the region,” said Gloria Nelund, TriLinc’s CEO. “At its core, international trade has the potential to deliver important short, medium, and long-term economic development benefits for SMEs and the communities in which they operate, and AMCTF’s in-country networks, market knowledge, and institutional quality approach to portfolio management aligns with TriLinc’s goal to continue delivering risk-adjusted returns to our investors while creating positive, measurable impact in communities across the globe.”

“AMC identified trade finance as a product with very high impact potential and which is in significant demand in Africa, particularly in the SME sector,” stated Cobus Visagie, CEO of Africa Merchant Capital. “Partnering with TriLinc is a fantastic addition to AMCTF as we continue to scale our offering and increase finance available to the underserved markets on the continent underpinned by our shared aims and values.”

“We are delighted to be partnering with TriLinc in Sub-Saharan Africa focused impact investing supporting AMCTF’s innovative finance structures,” stated Waldo de Vleeschauwer, AMCTF’s Managing Director. “This

introduces an important new source of capital which will go a long way in promoting responsible finance and business practices within the SME sector in the region.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact. TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments. In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.